NEWS RELEASE
FOR IMMEDIATE RELEASE
Company Contact:	Investor Contact:
Matthew Knight	Brett Maas
Chief Executive Officer	Hayden Communications, Inc.
(302) 456-6789	(212) 988-2206
www.sdix.com	brett@haydenir.com

Strategic Diagnostics Delivers Second Generation Test to Detect the Use of
Unauthorized GMO Soybeans in Brazil

– Announces initial shipment of Trait RUR AT Test Strips® to a Leading Agricultural Biotechnology Company –

NEWARK, Del., January 12, 2005 – Strategic Diagnostics Inc. (Nasdaq: SDIX) – a leading provider of antibody products and analytical test kits for the food-safety and water-quality markets, today announced the release of its new, second-generation test to detect the use of unauthorized herbicide-resistant soybeans in Brazil. Developed in cooperation with a leading, multi-national, agricultural biotechnology company, the test will enable SDI’s customer to collect royalties from unauthorized soybean seed grown primarily in the southern Brazilian states of Rio Grande do Sul and Santa Caterina.

The second generation test offers an array of new benefits, including increased testing speed, improved accuracy and reduced costs. This replaces the first generation product sold for the same purpose which was introduced in the first quarter of 2004. The product launch is expected to result in increased sales beginning during the fourth quarter of 2004 and continuing throughout 2005. The potential scope of the testing is still not clearly defined, but SDI expects that the overall volume of testing for this purpose has increased 24 percent on an annualized basis. The Company will utilize its Brazilian distribution partner to deliver the product to the customer.

Matthew Knight, President of SDI commented, “We are delighted to complete the development of the new Trait RUR AT Test Strips®, which helped earn us this contract for the second consecutive year. The entire process was driven by our new Stage and Gate development process termed ‘Design Check.’ This process successfully highlights our organization’s ability to complete well-defined development programs on accelerated schedule. In addition to reinforcing SDI’s position as the leading provider of on-site testing technology for the GMO testing market, this project has significantly enhanced the company’s overall technical knowledge and manufacturing capability on a strategic test platform. The new precision of this test will serve as a model for the market to adopt rapid, on-site testing to monitor the unauthorized use of genetic traits. We believe this will not only protect our clients’ patent and intellectual property rights, but will also maximize their inherent revenue opportunities.”

Strategic Diagnostics Inc. is the world-leading provider of the rapid agricultural GMO test methods for determining presence of genetically modified organisms in seed, grain, and processed foods. SDI technology is used by agricultural biotechnology companies, seed developers and grain handlers to rapidly and cost-effectively determine the presence of genetically modified traits for quality control and identity preservation.

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. TraitChek™, GMO QuickChek™, and GMOChek™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.